MASTER SERVICES AGREEMENT

This Master Services Agreement (this "**Agreement**") dated February 28, 2021 is between each of Homestead Funds, Inc., a Maryland corporation (the "**Corporation**") and Homestead Funds Trust, a Massachusetts business trust (the "**Trust**," and together with the Corporation, " **Homestead**" or "**Homestead Funds**"), on behalf of their respective series listed on Schedule A hereto, severally and not jointly, and **Ultimus Fund Solutions, LLC** ("**Ultimus**"), a limited liability company organized under the laws of the state of Ohio.

<u>Background</u>

The Corporation and Trust are each an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "**Investment Company Act**"), and each desires that Ultimus perform certain services for each of its series listed on Schedule A (as amended from time to time) (individually referred to herein as a "**Fund**" and collectively as the "**Funds**"). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

<u>Terms and Conditions</u>

1. Retention of Ultimus

Homestead retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the "**Services**"). Ultimus agrees to perform the selected Services.

☐ Fund Accounting Addendum

☐ Fund Administration Addendum

☒ Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

In contemplation of the conversion to Ultimus as provider of the Services, the parties have agreed to the conversion milestones set forth in the attached Schedule B. The parties agree to use commercially reasonable efforts to achieve such milestones by no later than a conversion date of December 1, 2021, but acknowledge and agree that their achievement will require the coordinated efforts and cooperation of both parties, and may be subject to change. If, at any time during the conversion process, a party determines in good faith that a change to Schedule B is warranted, it will notify the other party of such determination, and the parties will work in good faith to modify Schedule B in a manner mutually agreeable to both parties.

Ultimus shall perform the Services in accordance with the terms of this Agreement, the Performance Standards and other specifications and performance requirements set forth herein. "Performance

Standards" means, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in the attached Schedule C ("Service Level Agreement").

2. Allocation of Charges and Expenses

2.1. Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

2.2. Ultimus shall not be responsible for any expenses of Homestead or a Fund except as otherwise set forth under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and reimbursable expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to Homestead, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to Homestead.

3. Compensation

3.1. Homestead, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a "**Fee Letter**"), which may be amended from time to time pursuant to the terms of such Fee Letter. Each Fee Letter is incorporated by reference into this Agreement.

3.2. If this Agreement becomes effective subsequent to the first day of a month, Ultimus' compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus' compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month's worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. Homestead shall pay Ultimus' compensation for the preceding month within thirty (30) days following receipt of the relevant invoice (the "**Due Date**") except for any fees or expenses that are subject to good faith dispute.

3.3. In the event that the U.S. Securities and Exchange Commission (the "**SEC**"), Financial Industry Regulatory Authority, Inc. ("**FINRA**"), or any other regulator or self-regulatory authority adopts regulations and requirements that results in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith

amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to in writing by the parties.

3.4. In the event that any fees are disputed, Homestead shall, on or before the Due Date, pay all undisputed amounts due hereunder. Homestead may withhold that portion of the fee subject to dispute and will notify Ultimus in writing within sixty (60) days following the receipt of each invoice of any fees it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Homestead and Ultimus agree on the amount to be paid. If no agreement is reached, then such disputed fees shall be settled as may be required by law or legal process. If an error is discovered after Homestead has paid an invoice, an appropriate adjustment will be made to the fees in the following month.

4. Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, Homestead, on behalf of each Fund, agrees to reimburse Ultimus for its reasonable expenses in providing services hereunder, as follows:

Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust's Board of Trustees (the "**Board**") or any committee thereof and shareholders' meetings;

4.1. All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of Homestead;

4.2. All direct and special or extraordinary telephone, telephone transmission and telecopy services requested by Homestead and incurred by Ultimus in connection with communication with Homestead, Homestead's investment adviser(s) or custodian, as required for Ultimus to perform the Services;

4.3. The cost of electronic or other methods of storing records and materials;

4.4. All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by Homestead; it being understood and agreed to by the parties that because such special reports and/or services will only be provided at the request of Homestead and Ultimus will not incur any such expenses without Homestead's prior written approval;

4.5. Any expenses Ultimus shall incur at the direction of an officer of Homestead thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of Homestead for certain purposes;

4.6. A reasonable allocation of the costs associated with the preparation of Ultimus' Service Organization Control 1 Reports ("**SOC 1 Reports**"); and

4.7. Any additional expenses incurred by Ultimus at the specific direction of Homestead or with advance written notice to Homestead.

5. Maintenance of Books and Records; Record Retention

5.1. Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including, but not limited to, Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2. Ownership of Records

A. Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, "**Client Records**") shall be the property of Homestead or Fund.

B. Ultimus agrees to provide the Client Records to Homestead or a Fund, at the expense of Homestead or a Fund, upon request, and to make such books and records available for inspection by Homestead, a Fund, or its regulators during normal business hours.

C. Ultimus agrees to furnish to Homestead or a Fund, at the expense of Homestead or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after expiration or termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to Homestead or Fund or, upon the written request of Homestead or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it shall do so only for as long as required by applicable law, rule, or regulation, and it shall provide Homestead or Fund with copies as soon as reasonably practical after the expiration of such time period or certify destruction in writing of Client Records.

5.3. Ultimus agrees to treat all Client Records as Confidential Information (as defined in Section 16.1 below), except when lawfully required to divulge such information by duly constituted authorities or court process.

5.4. If Ultimus is lawfully required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify Homestead or

Fund of such request(s) so that Homestead or Fund may seek, at the expense of Homestead or Fund, an appropriate protective order. If such protective order or other remedy is not obtained, Ultimus agrees that it will disclose only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and will reasonably cooperate with Homestead or the Funds efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information. Ultimus agrees to continue to treat any disclosed Confidential Information pursuant to this section as confidential.

6. Subcontracting

Ultimus may, at its expense, subcontract with any transfer agent concerning the provision of the Services which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "**1934 Act**") and has the financial capacity and resources to provide the level of services required of Ultimus hereunder; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Furthermore, Ultimus agrees to indemnify, defend, and hold Homestead and its Indemnitees harmless from any third-party Losses arising out of our relating to its subcontractors' intentional acts, errors, omission, negligence, or non-payment for services.

For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

7. Effective Date

7.1. This Agreement shall become effective as of the date first above written with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "**Agreement Effective Date**").

7.2. Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation).

8. Term

8.1. ***Initial Term.*** This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of five (5) years from the date first above written (the "**Initial Term**").

8.2. ***Renewal Terms.*** Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a "**Renewal Term**").

8.3. ***Termination.*** A party may terminate this Agreement under the following circumstances.

A. *Termination for Good Cause.* During the Initial Term or a Renewal Term, a party (the "**Terminating Party**") may only terminate the Agreement against the other party (the "**Non-Terminating Party**") for good cause. For purposes of this Agreement, "**good cause**" shall mean:

(1) a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2) the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party disagrees with, the Terminating Party provides written notice of such disagreement, and the parties fail to come to agreement in writing on the position within 30 days of the receipt of such notice by the Non-Terminating Party;

(3) a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4) the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect, or the appointment of a receiver, conservator or similar officer for the other party and such suit, receivership or conservatorship is not discharged within thirty (30) days.

B. *Out-of-Scope Termination.* If a Trust or Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days' prior written notice.

C. *End-of-Term Termination.* A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 180 days prior to the end of the Initial Term or then-current Renewal Term, or such shorter period as is mutually agreed upon by the parties in writing.

Early Termination. Any termination by Homestead or a Fund other than termination under Section 8.3.A-C or G is deemed an "**Early Termination**".

Homestead or a Fund that provides a notice of **Early Termination** prior to end of the Initial Term is subject to an "**Early Termination Fee**" equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement; provided that Homestead has received prior notice of any such negotiated discounts. Homestead or a Fund that provides a notice of **Early Termination** prior to end of a Renewal Term is subject to an "**Early Termination Fee**" equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement; provided that Homestead has received prior notice of any such negotiated discounts.

For the avoidance of doubt, no payment will be required pursuant to Section 8.3.D in the event of any transaction such as (a) a merger of the Trust, the Corporation, or a Fund into, or the consolidation of the Trust, the Corporation, or a Fund with, another entity, or (b) the sale by the Trust, the Corporation, or a Fund of all, or substantially all, of its assets to another entity, in each case where Ultimus is retained to continue providing services to the Trust, the Corporation or the Fund (or its respective successor) on substantially the same terms as this Agreement.

D. *Final Payment.* Any undisputed, unpaid compensation or reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

E. *Transition.* Upon expiration or termination of this Agreement, Ultimus will cooperate with any reasonable request of Homestead to effect a prompt transition to a new service provider selected by Homestead (the "Deconversion"). Ultimus shall be entitled to collect from Homestead, in addition to the compensation described in each applicable Fee Letter, the amount of all of Ultimus' cash disbursements additional expenses reasonably made incurred for services in connection with Ultimus' activities in effecting the Deconversion, including, without limitation, the delivery to Homestead or its designees of Homestead's property, records, instruments, and documents.

F. *Liquidation.* Upon termination of this Agreement due to the liquidation of Homestead or a Fund, Ultimus shall be entitled to collect from Homestead, in addition to the compensation described in each applicable Fee Letter, the amount of all of Ultimus' additional expenses reasonably incurred for services in connection with Ultimus' activities in effecting such termination, including, without limitation, the delivery to Homestead or its designees of Homestead's property, records, instruments, and documents.

8.4. ***No Waiver.*** Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9. Additional Funds or Classes of Shares

In the event that Homestead establishes one or more series or classes of shares after the Agreement Effective Date, in addition to those listed on the attached Schedule A, with respect to which it desires to have Ultimus render services as Transfer Agent under the terms hereof, Homestead shall so notify Ultimus in writing, and if Ultimus agrees to provide such services, such series or classes of shares shall become a Fund hereunder and be added to the attached Schedule A.

10. Standard of Care; Limits of Liability; Indemnification

10.1. Standard of Care. Ultimus shall exercise reasonable care, diligence and expertise of a transfer agent having responsibility for providing transfer agent services to investment companies registered under the Investment Company Act. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party's failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, fraud, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2. Limits of Liability

A. Subject to Section 10.1, Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1) performing Services or duties pursuant to any instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of Homestead or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of Homestead for certain purposes);

(2) operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3) any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus' reasonable control,

including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties; and any error, action or omission by Homestead or other past or current service provider.

B. Ultimus may apply to Homestead at any time for instructions and, with Homestead's consent, may consult with counsel for Homestead Funds, counsel for the Homestead Funds independent Director/Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services, provided that such consultations with counsel, accountants and other experts shall occur in the presence of one or more authorized representatives of Homestead. Subject to Section 10.1, Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C. A copy of the Trust's Agreement and Declaration of Trust (the "**Declaration of Trust**") is on file with the Secretary of the Commonwealth of Massachusetts, and a copy of the Corporation's Articles of Incorporation (the "**Articles of Incorporation**"; and together with the Declaration of Trust, the "**Instruments**") is on file with the Secretary of State of the State of Maryland. Notice is hereby given that the Instruments are executed on behalf of the Trust and the Corporation (as applicable) and not the Trustees of the Trust or the Directors of the Corporation individually and that the obligations of the Instruments are not binding upon any of the Trustees, Directors, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund) or the Corporation (as applicable), and Ultimus shall look only to the assets of the Trust (or the particular Fund) or the Corporation (as applicable), for the satisfaction of such obligations.

D. Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of Homestead or any Fund, Homestead's or any Fund's investment adviser or any of Homestead's or Fund's other service providers until receipt of written notice thereof from Homestead or Fund (as applicable). As used in this Agreement, the term "**investment adviser**" includes all sub-advisers or persons performing similar services.

E. The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the "**Internal Revenue Code**"), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information.

Ultimus' monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F. To the maximum extent permitted by law, Homestead agrees to limit Ultimus' liability for Homestead's Losses (as defined below) to an amount that shall not exceed the total compensation paid or payable to Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted. The foregoing limitation on liability shall not apply to any damages, losses or costs resulting directly or indirectly from any fraud committed by Ultimus or its employees or agents or any intentional malevolent acts by Ultimus' employees. For purposes of this paragraph, "intentional malevolent acts" shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.

G. Notwithstanding anything herein to the contrary, with respect to "as of" adjustments, Ultimus will discuss with Homestead Ultimus' accepting liability for an "as of" adjustment on a case-by-case basis and will accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is "material," as hereinafter defined, and, under the particular facts at issue, Ultimus' conduct was culpable and Ultimus' conduct is the sole cause of the loss. A loss is "material" for purposes of this Section when it results in a pricing error on a particular transaction which equals or exceeds one full cent ($0.01) per share.

(1) If the net effect of the "as of" transaction that is determined to be caused solely by Ultimus is negative and exceeds the above limits, then Ultimus shall promptly contact Homestead and Homestead's accountants. Ultimus will work with Homestead and Homestead's accountants to determine what, if any, impact the threshold break has on the affected Fund's Net Asset Value and what, if any, further action is required. These further actions may include, but are not limited to, the Fund re-pricing the affected day(s), Ultimus re-processing, at its expense, all affected transactions in the Fund that took place during the period or a payment to the Fund. Homestead will work in good faith with Ultimus and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, Homestead and the Fund will re-price the affected day(s) and allow Ultimus to re-process the affected transactions. When such re-pricing and re-processing is not possible, Ultimus will make such account adjustments and take such other action as is necessary to compensate shareholders for shareholder losses and make a payment to the effected Fund to settle such loss.

It is understood that any order (whether to purchase, sell or transfer) with respect to the shares is generally made at the Net Asset Value of the shares next determined after the order is received by Homestead or its designees, in good order, or as otherwise specified in such Fund's then effective prospectus. Homestead or an authorized person of Homestead shall so instruct Ultimus of the proper effective date of an "as-of" transaction and Homestead's determination in this regard shall be binding on all parties.

H. **Subject to Sections 10.1 and 10.2.G, in no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus' Services to Homestead or a Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section. The foregoing limitation on liability shall not apply to any damages, losses or costs resulting directly or indirectly out of Ultimus's failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of Ultimus's willful misfeasance, bad faith, fraud, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.**

10.3. Indemnification

A. Each party (the "**Indemnifying Party**") agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the "**Indemnitees**" and each an "**Indemnitee**"), and shall hold the Indemnitees harmless from and against any actions, suits, demands, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, "**Losses**") arising directly or indirectly out of (1) with respect to Ultimus, the Indemnifying Party's failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees' own willful misfeasance, bad faith, fraud or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement, including, without limitation, the provisions of Section 16.2 of this Agreement relating to Customer Information.

B. Notwithstanding the foregoing provisions, Homestead or Fund shall indemnify Ultimus for Ultimus' Losses arising from circumstances under Sections 10.2.A(1), (2), and (3).

C. Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D. The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party's prior written consent.

10.4. The provisions of this Section 10 shall survive expiration or termination of this Agreement.

11. Force Majeure.

Neither party shall be responsible or liable for any harm, loss or damage suffered by the other party, its shareholders, or other third parties or for any failure or delay in performance of the party's obligations under this Agreement arising out of error caused by aa force majeure, except to the extent that a reasonably designed and implemented business continuity plan would have prevented or mitigated any such failure or delay in performance. "Force majeure" means any event beyond aa party's reasonable control (including, but not limited to, errors or interruptions caused by the other party or third parties contracted by Ultimus to provide Services under this Agreement, actions of any industrial, juridical, governmental, civil or military, pandemic, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation).

12. Representations and Warranties

12.1. Joint Representations. Each party represents and warrants that:

(A) It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B) To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C) For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, "**Applicable Law**").

(D) It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E) This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

12.2. Representations of Homestead. Homestead represents and warrants that:

(A) As of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized the amount of shares specified in that Fund's most recently filed registration statement, and (2) no shares of any Fund will be offered to the public unless a registration statement under the Securities Act of 1933, as amended (the "**Securities Act**"), and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made.

(B) It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

12.3. Any officer of Homestead shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of Homestead (an "**Authorized Person**") (unless such authority is limited in a writing from Homestead and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time. ***Representations of Ultimus.*** Ultimus represents and warrants that:

(A) It shall be duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act.

(B) It shall maintain a comprehensive business continuity plan and will provide Homestead with a copy of such plan upon reasonable request of Homestead. In the event of a business disruption that materially impacts Ultimus's provision of services under this Agreement, Ultimus will promptly notify Homestead of the disruption and the steps being implemented under the business continuity plan. In the event of a business disruption, Ultimus shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to Homestead.

(C) Its employees are subject to a code of ethics.

(D) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(E) It has obtained, and will at all times maintain during the term of this Agreement, all licenses, permits and registrations as may be required by applicable laws or regulations or otherwise necessary for Ultimus to enter into and carry out its obligations under this Agreement.

13. Insurance

13.1. Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance and fidelity bond coverage of the type and amount reasonably customary in its industry with insurance carriers who carry an AM Best Rating of at least "A-", "VII". Upon reasonable request, a party shall furnish the other party with a Certificate of Insurance evidencing coverage and other pertinent information concerning the professional liability insurance and fidelity bond coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2. Notice of Termination. A party shall promptly notify the other party should any of the notifying party's insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14. Information Provided By Homestead

14.1. Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, Homestead will furnish to Ultimus the following:

(A) copies of the Declaration, and Articles of Incorporation, and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B) Homestead's Bylaws and any amendments thereto;

(C) certified copies of resolutions of the Board covering the approval of this Agreement, authorization of an officer or agent of Homestead to execute and deliver this Agreement and authorization for officers of Homestead to instruct Ultimus thereunder;

(D) a list of all the officers and agents of Homestead, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E) an accurate, current list of shareholders of each existing series of Homestead, if applicable, showing each shareholder's address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(F) such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for Ultimus in the proper performance of its duties under this Agreement.

14.2. After the Agreement Effective Date. After the Agreement Effective Date, Homestead will furnish to Ultimus any amendments to the items listed in Section 14.1.

15. Compliance with Law

Homestead assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund.

Additionally, each party agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over such party, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended. Without limiting the generality of the foregoing, Ultimus is aware of the requirements of all applicable anti-money laundering laws and regulations, including, but not limited to the United States Patriot Act of 2001 and the United States Bank Secrecy Act, regulations administered by the United States Department of Treasury's Office of Foreign Assets Control and the recommendations of the Financial Action Task Force (collectively, the "anti-money laundering laws and regulations") and Ultimus is in substantial compliance with all such anti-money laundering laws and regulations. Ultimus has in place anti-money laundering policies and procedures which are reasonably designed to ensure compliance with all applicable money laundering laws and regulations and, in particular, to verify the identity of each person wishing to subscribe for the shares and, to the extent required by applicable law, the sources of funds to be used by such person to pay the corresponding

subscription monies, and that such policies and procedures are properly enforced by Ultimus. If Ultimus receives a request from any court or governmental or regulatory agency or authority (including any self-regulatory organization) or similar tribunal, Ultimus shall promptly (to the extent permitted by applicable law and regulation) provide a copy of such request to Homestead, together with supplemental documentation (to the extent such documentation is in the possession of Ultimus and may be delivered to Homestead under applicable law, regulation and contractual provisions) evidencing the identity of the persons affected by such request on whose behalf Ultimus subscribed for shares. Ultimus will maintain evidence of the identity of each person on whose behalf it has subscribed for shares as required by applicable law. Ultimus acknowledges that Homestead may rely on this representation in connection with its compliance with applicable anti-money laundering laws and regulations.

16. Privacy, Confidentiality, and Security

16.1. Definition of Confidential Information. The term "**Confidential Information**" shall mean all information that either party discloses (a "**Disclosing Party**") to the other party (a "**Receiving Party**"), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A) any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B) any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C) any Client Records;

(D) any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(E) Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2. Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of Homestead. "**Customer Information**" shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (*e.g.*, SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the "**GLB Act**").

16.3. Treatment of Confidential Information

(A) Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B) Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C) Each party further agrees that:

(1) The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will retain, use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees, contractors, or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2) Notwithstanding the foregoing, the Receiving Party may release Confidential Information as required by law or approved in writing by the Disclosing party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3) Unless prohibited by law, the Receiving Party will promptly notify the Disclosing Party in advance of any disclosure required by law so that the Disclosing Party may seek, at the Disclosing Party's own expense, an appropriate protective order, and, in the event such protective order or other remedy is not obtained, the Receiving Party will disclose only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed;

(4) Additionally, Ultimus may provide Confidential Information, except Customer Information, typically supplied in the investment company

industry to companies that track or report price, performance or other information regarding investment companies; and

(5) The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4. Security. Throughout the Term (including the Initial and any Renewal Term) and at all times in connection with its actual or required performance of the Services herein, and without limiting Ultimus' obligation of confidentiality as further described in this Agreement, Ultimus agrees to the following.

16.4.1. Information Security Program. Ultimus shall be responsible for establishing and maintaining an information security program, including physical and technical security policies and procedures with respect to its Services and its storage, transmission, or use of Homestead's Confidential Information.

16.4.2. Data Security. Ultimus shall provide technical and organizational safeguards against accidental, unlawful, or unauthorized access to or use, destruction, loss, alteration, disclosure, transfer, commingling, or use of such information that ensure a level of security appropriate to the risks presented by Ultimus' Services or by the storage, transmission, or use of Homestead's Confidential Information and the nature of such Confidential Information, consistent with industry practice and standards. Ultimus shall take all reasonable measures to:

(i) Secure and defend all locations, equipment, systems, and other materials and facilities employed in connection with the Services against those who may seek, without authorization, to disrupt, damage, modify, access, or otherwise use Ultimus systems or the information found therein;

(ii) Prevent: (A) Homestead and its authorized users from having unauthorized access to the data of Ultimus' other customers or such other customers' users of the Services; (B) Homestead's Confidential Information from being commingled with or contaminated by the data of Ultimus' other customers or third-parties (and vice versa); and (C) unauthorized access to any of Homestead's Confidential Information; and

(iii) Continuously monitor its systems for potential areas where security could be breached.

16.4.3. Breach Notification. If Ultimus shall where there is a suspected or actual breach ("Incident") of Homestead Confidential Information, Ultimus shall (a) notify Homestead of such Incident as soon as practicable, but in no event later than twenty-four (24) hours after confirmation of such Incident, and (b) inform Homestead whether the applicable Confidential Information was in the possession or under the control of Ultimus or its agents, contractor, or subcontractor, at the time of such Incident. Additionally, Ultimus shall (i) at its own expense, promptly investigate, contain and address the Incident, (ii) advise Homestead as to the steps being taken with respect to the Incident, and, where applicable, such steps are

reasonably designed to prevent future occurrences, and (iii) to assist Homestead, at no additional cost, with any investigation necessary to comply with applicable law or regulation. Ultimus shall refrain from notifying, for or on behalf of Homestead or any authorized user, any regulatory authority, consumer, or other person of any such security breach or unauthorized access unless Homestead specifically requests in writing that Ultimus do so, except as and when otherwise required by applicable Law.

16.4.4. Right of Audit by Homestead. Homestead shall have the right to review Ultimus' information security program from time to time during the term of this Agreement. During the performance of the Services, on an ongoing basis from time to time and without notice, Homestead, at its own expense, shall be entitled to perform, or to have performed, an on-site audit of Ultimus' information security program. In lieu of an on-site audit, upon request by Homestead, Ultimus agrees to complete, within forty-five (45 days) of receipt, an audit questionnaire provided by Homestead regarding Ultimus' information security program.

16.4.5. Audit by Ultimus. During the Term (including the Initial Term and any Renewal Term) of this Agreement, no less than annually, Ultimus shall conduct an independent third-party audit of its information security program and provide such audit findings to Homestead.

16.4.6. Audit Findings. Ultimus shall implement any required safeguards as identified by Homestead or information security program audits.

16.5 Severability. This provision and the obligations under this Section 16 shall survive expiration or termination of this Agreement.

17. Press Release

Within the first 60 days following the Agreement Effective Date, Homestead agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain Homestead's written consent prior to publication of such release, which consent shall not be unreasonably denied by Homestead.

18. Non-Exclusivity

The services of Ultimus rendered to Homestead are not deemed to be exclusive. Except to the extent necessary to perform Ultimus' obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus' right, or the right of any of Ultimus' managers, officers or employees who also may be a trustee, officer or employee of Homestead, or persons who are otherwise affiliated persons of Homestead to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19. Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys' fees and costs incurred in connection with the enforcement of this Agreement.

20. Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1. If to Homestead:

Homestead Funds
Attn: Danielle Sieverling, Chief Compliance Officer
4301 Wilson Blvd.
Arlington, VA 22203
Email: compliancereporting@nreca.coop

With a copy to:
Bryan Chegwidden, Esq.
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704

20.2. If to Ultimus:

Ultimus Fund Solutions, LLC
Attn: General Counsel
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022
Email: legal@ultimusfundsolutions.com

21. General Provisions

21.1. Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2. Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3. Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4. Assignments.

(A) Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B) The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Corporation or the Trust because of reorganization, recapitalization, or change of domicile.

(C) Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides Homestead at least 90 days' prior written notice.

(D) This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6. Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement

delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8. ***Severability.*** If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

The parties duly executed this Agreement as of February 28, 2021.

Error! Reference source not found.**Homestead Funds, Inc.**

By: [signature]

Name: Mark Santero

Title: CEO, President and Director

Ultimus Fund Solutions, LLC

By: [signature]

Name: Gary Tenkman

Title: CEO

Homestead Funds Trust

By: [signature]

Name: Mark Santero

Title: CEO, President and Director

SCHEDULE A
to the
Master Services Agreement
between
Error! Reference source not found.**Homestead Funds**
and
Ultimus Fund Solutions, LLC
dated February 28, 2021

<u>Fund Portfolio(s) (by fiscal year end)</u>

Daily Income Fund
Short-Term Government Securities Fund
Short-Term Bond Fund
Intermediate Bond Fund
Stock Index Fund
Value Fund
Growth Fund
International Equity Fund
Small-Company Stock Fund

SCHEDULE B
to the
Master Services Agreement
between
Homestead Funds
and
Ultimus Fund Solutions, LLC
dated February 28, 2021

Workstream	Requirements & Administrative Tasks	Development/ Implementation	Testing/Review	Total Duration
Overall Project				21 Weeks
Map and Convert Data	4 Weeks	12 Weeks	4 Weeks	20 Weeks
Program Statement and Confirm Output	2 Weeks	13 Weeks	2 Weeks	17 Weeks
Develop Web Portal (Robo Advisor Solution)	8 Weeks	7 Weeks	6 Weeks	21 Weeks
Setup & Transition Payroll Deduction Plans	6 Weeks	4 Weeks	2 Weeks	12 Weeks
Establish Correspondence Library & Workflows	8 Weeks	4 Weeks	1 Week	13 Weeks
Develop & Program Client Reports	4 Weeks	12 Weeks	2 Weeks	18 Weeks
Setup and Convert Blue Sky Permits	3 Weeks	6 Weeks	1 Week	10 Weeks
Setup and Transition Draft Check Participants	8 Weeks	4 Weeks	1 Week	13 Weeks
Migrate Toll Free Line	2 Weeks	5 Weeks	1 Week	8 Weeks
Prepare and Mail IRA Custodial Change Notice	4 Weeks	1 Week	1 Week	6 Weeks
Prepare and Mail Service Change Notifications	4 Weeks	1 Week	1 Week	6 Weeks
Develop Financial Control Reporting and Procedures	4 Weeks	1-14 Weeks	2 Weeks	20 Weeks
Setup Client on Core Systems	2 Weeks	1 Week	N/A	4 Weeks
Conduct Client Training - Core Systems	1 Week	1 Week	N/A	2 Weeks
Shareholder Records Migration	4 Weeks	3 Week	N/A	7 weeks
Develop Operating Model/Client-Centric Procedures	6 Weeks	6 Weeks	2 Weeks	18 Weeks
Convert NSCC Operations	10 Weeks	5 Weeks	1 Week	19 Weeks
Develop and Program File Transmissions	5 Weeks	12 Weeks	3 Weeks	20 Weeks

SCHEDULE C
to the
Master Services Agreement
between
Homestead Funds
and
Ultimus Fund Solutions, LLC
dated February 28, 2021

Service Level Agreement		
Description	**Service Level**	**Frequency**
Contact Center	-	-
Shareholder/Advisor Calls	85% of calls will be answered under 20 seconds	Monthly
	98% of calls will be answered within 75 seconds	Monthly
Timeliness	Average seconds to answer (ASA) will be 15 seconds or less	Monthly
Abandoned rate	Less than 2% of all calls	Monthly
Account Services		
Financial Transactions	99.99% of all financial transactions received prior to 4:00 ET will be processed day of receipt	Monthly
Non-Financial Transactions	99.99% of all non-financial transactions will be processed within 3 business days	Monthly
Transaction Processing	Processing accuracy will be 98% or greater	Monthly
System Availability		
System Access	PowerAgent and it's surrounding applications will be accessible 99.8% of the time or better	Quarterly
Notification	All scheduled maintenance will be communicated three business days or prior	Monthly
Statements, Confirms, Tax Forms, Regulatory Mailings		
Timeliness	All statements will be printed and mailed/emailed within 5 business days of approval	Monthly
Timeliness	Confirms, Tax Forms and Regulatory Mailings will be mailed/emailed within the stated turnaround schedule or regulatory requirement	Monthly
Accuracy	Accuracy of statement, confirm and tax form output will be 99.5% or greater	Monthly
Mail, Cash, and Imaging		
Front End Incoming Mail, Cash Processing, and Image Distribution	All Financial transactions received prior to 4:00 ET are processed same day. All non-financial transactions are processed within 3 business days of receipt.	
As Of Reports		
As Of Processing	All as-of transactions (not estimated) will be provided in a report, including date, account name, as-of processing category, party responsible for as-of, and brief explanation of why as-of was required	Monthly
Reports		
Ad hoc and scheduled reports	All ad hoc reports will be produced accurately and delivered within the stated turnaround time. Standard report requests will be scheduled within two weeks.	

<u>Transfer Agent and Shareholder Services Addendum</u>

For

Homestead Funds

Error! Reference source not found.

This Addendum, dated February 28, 2021, is between **Homestead Funds**, on behalf of the Funds listed on Schedule A to that certain Master Services Agreement, dated February 28, 2021, and **Ultimus Fund Solutions, LLC ("Ultimus")**.

<u>Transfer Agent and Shareholder Services</u>

1. Shareholder Transactions

Ultimus shall provide Homestead with shareholder transaction services, including:

1.1. process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund's prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2. set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, automatic withdrawal plans, auto rebalance, and cost basis disposition method,

1.3. assist shareholders making changes to their account information included in 1.2;

1.4. issue trade confirmations in compliance with Rule 10b-10 under the 1934 Act;

1.5. issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6. facilitate post-sale fulfillment of Prospectus with fulfillment vendor;

1.7. facilitate electronic delivery of confirms, statements, and regulatory documents with fulfillment vendor;

1.8. act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act ("**FATCA**") withholding;

1.9. record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by Homestead, and issued and outstanding;

1.10. perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "**Lost Shareholder Rules**") including maintaining last contact dates and escheatment of property to the states; manage each state's most current methodology logic according to industry interpretation;

1.11. provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.12. withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.13. produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.14. administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares;

1.15. process all standing instruction orders (Automatic Investment, Withdrawal and Exchange Plans Plans) including the debit of shareholder bank information for automatic purchases;

1.16. notify on a timely basis the Funds' investment adviser(s), accounting agent, and custodian of Share activity and transmit to the blue-sky service provider the aggregate transactional data needed to perform state notice filing services; and

1.17. as reasonably requested by a Fund, provide periodic shareholder lists and statistics to Homestead and certify shareholder lists.

2. Shareholder Information Services

Ultimus shall provide Homestead with shareholder information services, including:

2.1. make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2. produce detailed history of transactions through duplicate or special order statements upon request;

2.3. provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4. respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts

2.5. process telephone transactions as requested and per Prospectus guidelines.

3. Compliance Reporting

3.1. ***AML Reporting.*** Ultimus shall provide anti-money laundering services to Homestead's direct shareholders and to operate Homestead's customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by Homestead's Board and with applicable law and regulations.

3.2. ***Regulatory Reporting.*** Ultimus shall provide reports to the federal and applicable state authorities, including the SEC, and to the Funds' Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3. ***IRS Reporting.*** Ultimus shall prepare and distribute appropriate Internal Revenue Service ("**IRS**") forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

Ultimus shall utilize SalesFocus Solutions/MARS 22c-2 Compliance Module to provide full-service market timing and omnibus transparency support that is based on the Funds' prospectus language.

3.4. ***Pay-to-Play Reports.*** Ultimus shall provide quarterly reporting for Fund accounts subject to pay-to-play rules.

3.5. ***Non-Routine Record Requests and Examinations.*** In the event that any specific requests or demands are made for the inspection of the shareholder records specifically relating to any Fund(s), including pursuant to subpoena from state or federal government authorities, Ultimus shall use reasonable efforts to promptly notify Homestead (except where prohibited by law) and to secure instructions from an authorized officer as to such inspection. Ultimus shall use reasonable efforts to promptly respond to requests from authorized representatives of the Funds to inspect Ultimus' records and procedures solely as they pertain to Ultimus' services to the Funds.

3.6. ***Rule 38a-1.*** Ultimus shall support the Funds' Chief Compliance Officer in fulfilling his or her obligations under Rule 38a-1 of the Investment Company Act.

3.7. ***State Data Match.*** Ultimus shall support the Funds in meeting their state data match responsibilities. Work performed in supporting the Funds in meeting their state data match responsibilities will be invoiced at Ultimus' hourly rate for ad hoc report requests.

3.8. ***Other Reports.*** Ultimus shall provide, on a semi-annual basis, its SOC 1 Report as well as such other reports and information relating to Ultimus' policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as Homestead and Ultimus may mutually agree upon.

4. Shareholder Account Maintenance

For each direct shareholder account, Ultimus shall perform the following services:

4.1. maintain all shareholder records for each account in each Fund;

4.2. as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund's custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive

additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

4.3. issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

4.4. record shareholder account information changes; and

4.5. maintain account documentation files for each shareholder.

5. uTRANSACT Web Services

Ultimus shall:

5.1. Provide and maintain an internet portal for shareholders to access and perform various online capabilities, including purchases, redemptions, automated transactions, other standard account maintenance, and auto-rebalance on their investment accounts with the Funds.

5.2. Ensure account linking by secondary Social Security Number is available.

5.3. Provide and maintain an internet portal for shareholders to establish accounts with the Funds online using ACH and check.

5.4. Development of additional functionality for the uTRANSACT portal to include the ability for investors to utilize an online risk assessment questionnaire to algorithmically match the investor with a portfolio of Homestead funds that aligns with the investor's risk tolerance and populate their fund selection accordingly.

5.5. Provide link or online form that investors can complete to initiate payroll deduction purchases.

6. Other Services

6.1. Ultimus shall perform other services for Homestead that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however that Homestead may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies, and proxy statements.

7. National Securities Clearing Corporation Processing

Ultimus shall:

7.1. process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the "**NSCC**") on behalf of NSCC's participants, including Homestead), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

7.2. make representatives available to respond to broker-dealer questions;

7.3. issue instructions to each Fund's custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

7.4. provide account and transaction information from the affected Trust's records on an appropriate computer system in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers;

7.5. maintain shareholder accounts through Networking; and

7.6. complete data entry for NSCC Mutual Fund Profile Service ("MFPS"), including set up Fund's designated share classes and the related CUSIPs beneath those share classes and annual maintenance of data.

8. Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that Homestead or a Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of February 28, 2021.

Homestead Funds Error! Reference source not found.
On behalf of all Funds listed on Schedule A
to the Master Services Agreement

By: [signature]
Name: Mark Santero
Title: CEO, President and Director

Ultimus Fund Solutions, LLC

By: [signature]
Name: Gary Tenkman
Title: CEO

Homestead Funds Trust
On behalf of all Funds listed on Schedule A
to the Master Services Agreement

By: [signature]
Name: Mark Santero
Title: CEO, President and Director

<u>Transfer Agent and Shareholder Services Fee Letter</u>
for
the Funds listed on Schedule A
each a series of
Homestead Funds, Inc. and Homestead Funds Trust

This Fee Letter (the "**Fee Letter**") applies to the Services provided by **Ultimus Fund Solutions, LLC** ("**Ultimus**") to **Homestead Funds, Inc.** and **Homestead Funds Trust** (the "**Trust**" and together with the Corporation, "**Homestead**" or "**Homestead Funds**") for the Funds listed on Schedule A (individually referred to herein as a "**Fund**" and collectively as the "**Funds**") pursuant to that certain Master Services Agreement dated February 28, 2021, and the Transfer Agent and Shareholder Services Addendum dated February 28, 2021 (the "**Agreement**"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1. Fees

1.1. For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from Homestead, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

Base Annual Fee	
Annual fee per CUSIP	$20,000
Annual fee per open direct retail account*	$13.00 per open account
Annual fee per open NSCC Level 3 account*	$6.50 per open account
Annual IRA maintenance fee (if applicable)	Additional $13.00 per account**
Annual fee per closed shareholder account	$1.00 per closed account
Annual Internet Account Services Fee (including Robo)	
One-time implementation fee	included
Ongoing annual fee	$50,000
Voice Response (VRU) Fee	
Ongoing maintenance fee (monthly)	$200
Ad Hoc Services and Fees	
Vision Feeds	
Initial Setup	$500
Ongoing maintenance fee (monthly)	$150 per month
Omin/SERV Feeds	

Initial Setup	$75
Ongoing maintenance fee (monthly)	$150 per month
Event Processing (mergers, liquidations, etc.)	$165 per hour
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$165 per hour
Ad Hoc Report Requests	$165 per hour
☒ **Real Time Cash (check if applicable)**	
Monthly fee per CUSIP	$200

*Open account fee to be charged until annual tax work for the account has been completed.
**Fee may be passed through to shareholders of the Fund(s).

1.2. ☐ ***MFPS I*** ***or*** ☒ ***MFPS II*** **(check if applicable)**

One-time Fees: $500 per no-load fund family; $1,000 per load fund family

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
20-25	$250	$250	$500
26+	$350	$1,250	$1,600

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

1.3. ☒ ***SalesFocus Solutions/MARS Compliance Module Fees*** **(check if applicable)**

Initial set-up fee	$7,500 (one-time charge)
Service fee (includes up to 2 MARS Compliance Module user licenses and firm-level data cleaning for up to 10,000 trades per month.	$4,000 (monthly)
DTCC SDR Bi-directional Interface (if required)	$50 (monthly)
Merrill Lynch Compliance Data Interface (if required)	$200 (monthly)
MARS On-site Training (if required)	$1,000 per day (plus trainer's travel and living expenses)
MARS Web-Ex Training (if required)	$185 per hour
Additional MARS Interfaces	$200 (monthly) per interface

Custom non-standard interfaces	Development fee quoted by hours effort plus $200 per month per interface

1.4. Homestead, the Funds, or the Adviser agree to pay all undisputed fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period provided that such amounts are not subject to good faith dispute. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Homestead's, the Funds', or the Adviser's default or prevent Ultimus from exercising any other rights and remedies available to it.

2. Reimbursable Expenses

In addition to the above fees, Homestead, the Funds, or the Adviser will reimburse Ultimus or pay directly certain reasonable expenses incurred on the Funds' behalf, including, but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3. Term

3.1. ***Initial Term.*** This Fee Letter shall continue in effect until the expiration of the Master Services Agreement's Initial Term (the "**Initial Term**").

3.2. ***Renewal Terms.*** After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a "**Renewal Term**") unless Ultimus, Homestead, or the Adviser gives written notice of termination at least 180 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3. ***Liquidation.*** Upon termination of the Agreement with respect to a Fund due to the liquidation of Homestead or the Fund, Ultimus shall be entitled to collect from Homestead or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus' cash disbursements reasonably made for services in connection with Ultimus' activities in effecting such termination, including, without limitation, the delivery to Homestead or its designees of Homestead's property, records, instruments, and documents.

4. Fee Increases

Ultimus will annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the "**CPI-U**")[1], or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties, any such increase shall be capped at a maximum rate of five percent per year.

5. Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

6. Notice

A copy of the Declaration of Trust of the Trust, together with all amendments thereto, is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or Trustee of the Trust in his or her capacity as an officer or Trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Signatures are located on the next page.

[1] Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated February 28, 2021.

Homestead Funds, Inc.
On behalf of all Funds listed on Schedule
A
to the Master Services Agreement

By: [signature]
Name: Mark Santero
Title: CEO, President and Director

Ultimus Fund Solutions, LLC

By: [signature]
Name: Gary Tenkman
Title: CEO

Homestead Funds Trust
On behalf of all Funds listed on Schedule
A
to the Master Services Agreement

By: [signature]
Name: Mark Santero
Title: CEO, President and Director

The undersigned investment adviser (the "**Adviser**") hereby acknowledges and agrees to the terms of the Agreement.

RE Advisers Corporation

By: [signature]
Name: Mark Santero
Title: President